Exhibit 99.1

FOR IMMEDIATE RELEASE

Kohl’s Board of Directors Provides Update on Review of

Unsolicited Expressions of Interest

MENOMONEE FALLS, Wis.—February 4, 2022—Kohl’s Corporation (NYSE:KSS) (“Kohl’s” or the “Company”) today issued the following statement:

The Kohl’s Board of Directors (the Board) has determined, following a review with its independent financial advisors and upon the recommendation of its Finance Committee, that the valuations indicated in the current expressions of interest which it has received do not adequately reflect the Company’s value in light of its future growth and cash flow generation. The Board is committed to maximizing the long-term value of the Company and will review and pursue opportunities that it believes would credibly lead to value consistent with its performance and future opportunities.

The Board has designated its Finance Committee to lead the ongoing review of any expressions of interest. The Finance Committee, which was formed pursuant to the 2021 settlement agreement with Macellum Advisors GP, LLC and other shareholders, is comprised exclusively of independent directors. The Company and the Board have also engaged financial advisors, including Goldman Sachs and PJT Partners, and have asked Goldman Sachs to engage with interested parties.

“We have a high degree of confidence in Kohl’s transformational strategy, and we expect that its continued execution will result in significant value creation,” said Kohl’s Chairman Frank Sica. “The Board is committed to acting in the best interest of shareholders and will continue to closely evaluate any opportunities to create value.”

The Board will continue to pursue all reasonable opportunities to drive value, consistent with its fiduciary obligations. The Company looks forward to updating shareholders on its ongoing strategic initiatives and capital allocation plans at Kohl’s Investor Day on March 7, 2022.

Adoption of Limited-Duration Shareholder Rights Plan

Kohl’s also announced today that it has adopted a limited-duration shareholder rights plan, which is effective immediately and which is scheduled to expire on February 2, 2023.

The rights plan has been adopted in order to ensure that the Board of Directors can conduct an orderly review of expressions of interest, including potential further engagement with interested parties. The rights plan does not preclude the Board from considering an offer that recognizes the value of the Company.

The dividend distribution of one right for each outstanding share of the Company’s common stock is payable to shareholders of record on February 14, 2022. The rights will be exercisable only if, following the time of this announcement, a person or group (each, an “acquiring person”) acquires beneficial ownership (including certain synthetic equity positions created by derivative securities) of 10% (or 20% in the case of passive institutional investors) or more of the Company’s outstanding common stock. In that case, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of the Company’s common stock at a 50% discount. Any shareholders with ownership of the Company’s outstanding common stock above the applicable threshold as of the time of this announcement are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the rights plan. The rights plan provides several important shareholder-friendly features, including an ability for shareholders to call a special meeting for purposes of exempting a “qualifying offer.”

A copy of the rights plan and a summary of its terms will be filed on a Form 8-K with the Securities and Exchange Commission.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

CONTACTS:

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com